Exhibit 99.1

Carriage Announces “Good To Great” Stock Award Program

Carriage Services, Inc. (NYSE: CSV) announced today that its Board of Directors and Compensation Committee has approved a new stock award program for its senior leaders, directors and key support employees that thoroughly aligns the recipient’s interests with the interests of the stockholders consistent with the Vision of taking Carriage from a “Good” deathcare operating and consolidation company in 2012 “To” a “Great” high performance service and sales company. The award provides its recipients the right, upon the happening of certain conditions, to purchase Carriage common stock for a predetermined price. However, what is unique about this stock award program are the following major features:

•

The stock awards vest only if Carriage’s common stock closes at a price equal to or above $21.50 per share (the “Target Price”) on three days (whether or not consecutive) within a period of 30 consecutive days, which equates to a compound annual rate of appreciation of 22% over the full five year period from Friday’s close of $7.99 per share;

•

Upon vesting, each share can be purchased by participants receiving initial grants at $9.00 per share, a 12.6% premium over Friday’s closing price of $7.99. Participants receiving grants hereafter would have the right to purchase shares at the higher of (i) $9.00 or (ii) 50¢ above the market price of Carriage’s common stock at the time their awards are granted;

•	A participant’s award will generally terminate without payment if the participant’s employment with Carriage and its affiliates terminates prior to the vesting date; and

•	If vesting has not occurred on or before August 2, 2017, the program automatically terminates with no residual benefits to participants or impact to existing shareholders.

As covered in our second quarter earnings release last Thursday and more completely on our conference call Friday morning August 3, 2012, the earnings power of Carriage’s models and strategies, which includes capital structure, funeral and cemetery operations, selective acquisitions and trust management, is emerging. As a result, even though our share price was $7.99 on Friday, up 43% YTD from $5.60 at the end of last year, our Board of Directors believes Carriage is undervalued relative to our public peers.

At the end of last year, which was Carriage’s 20th anniversary, we themed this year as Carriage Services 2012 – A NEW BEGINNING. We also rolled out a new long term value award for our funeral Managing Partners called the Managing Partner Good To Great Incentive Award, which rewards cumulative performance over the five year period ending in 2016. The first six months of funeral performance under an extremely difficult and challenging death rate environment has strengthened our belief that the execution of Carriage’s models and strategies well executed over the next five years will produce superior financial performance.

This new stock award program links all of our field leadership above the business unit level as well as our Houston support leaders and key employees into the five year Good To Great Vision and recognizes and rewards them for their important contribution to the value creation process. It also links each outside member of our Board of Directors into a greater engagement and understanding of Carriage as an investment platform.

Management and the Board of Directors believe that, while obtaining the Target Price is a challenge, we can achieve the $21.50 Target Price under the new Good To Great Stock Award Program within five years and in the process create over $13.51 per share (from Friday’s $7.99 price) in incremental value to existing stockholders, adding $246 million in total equity market value. We now have full and complete alignment at all levels of our company and look forward to reporting our progress as we move Carriage from Good To Great over the next five years.